EXHIBIT 99.1


                                 ANNTAYLOR
                                 NEWSRELEASE
                                 142  WEST  57TH  STREET  NEW  YORK, N.Y. 10019



                 ANN TAYLOR ANNOUNCES JULY 2003 SALES RESULTS
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New York, New York, August 7, 2003 - AnnTaylor Stores  Corporation  (NYSE: ANN)
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announced  today total net sales for the four week period  ended August 2, 2003 increased  15.7 percent to  $116,451,000  over total net sales of  $100,623,000 for the four week period  ended  August 3, 2002.  By  division,  net sales were

$65,020,000 for Ann Taylor and $41,687,000 for Ann Taylor Loft.



Comparable  store  sales for the period  increased  7.6  percent  compared to a comparable  store  sales  increase of 7.4 percent for the same four week period last year.  By  division,  comparable  store sales for fiscal July 2003 were up

8.6 percent for Ann Taylor  compared to a 9.0 percent  increase last year,  and up 5.0  percent for Ann Taylor Loft  compared  to a 4.8 percent  increase  last year.



For the second quarter of fiscal 2003,  total net sales were  $390,207,000,  up

13.7  percent  from  $343,143,000  for the same period last year.  By division,

net  sales  for  the  second  quarter  were  $216,038,000  for Ann  Taylor  and

$140,008,000  for Ann  Taylor  Loft.  Comparable  store  sales  for the  second quarter of fiscal  2003 were up 5.3  percent,  compared  to a  decrease  of 0.2 percent for the second  quarter of last year.  By  division,  comparable  store sales for the second  quarter were up 4.9 percent for Ann Taylor  compared to a

0.3  percent  increase  last  year,  and up 5.7  percent  for Ann  Taylor  Loft compared to a 1.5 percent decrease last year.



Ann Taylor  Chairman,  J. Patrick  Spainhour,  said,  "We were pleased with the success  of our end of season  clearance  at both our Ann Taylor and Ann Taylor

Loft divisions.  The strong  performance of our summer clearance  allowed us to enter August in a clean inventory position."



Mr.  Spainhour  continued,  "Due to higher  than  expected  sales  and  related margin,  we are  raising  our second  quarter  earnings  per share  guidance to approximately $0.44 - $0.45 from the range of $0.39 - $0.41."



Total inventory  levels at the end of July,  including  inventory  attributable to Ann  Taylor  Global  Sourcing,  were down  approximately  8 percent on a per square foot basis  compared  to last year,  consistent  across both  divisions.

This decrease is primarily due to lower  in-transit  inventory  levels compared to last year.



The  company  continues  to expect  earnings  per share in the range of $0.98 -

$1.04 for the fall season and will provide  third and fourth  quarter  guidance at the time of its second quarter  earnings  announcement  scheduled for August

13th.



Geographically,  sales  results  were  weakest in the  Northeast  region of the country.  These results were consistent across both divisions.


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                                                                 ANNTAYLOR
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The  Company  did not open or close any stores  during  July.  The total  store count at fiscal  month end  remained  unchanged  at 603,  comprised  of 350 Ann

Taylor stores,  226 Ann Taylor Loft stores,  and 27 Ann Taylor Factory  stores.

Total  square  footage at the end of fiscal July  increased  8.1  percent  over last year.



For the fiscal  year-to-date  period ended August 2, 2003,  the  Company's  net sales  totaled  $742,224,000,  up 7.8 percent  from  $688,535,000  for the same period in fiscal  2002.  By  division,  net sales for the  fiscal  year-to-date period  were  $417,364,000  for Ann  Taylor  and  $259,931,000  for Ann  Taylor

Loft.  Comparable  stores sales for the fiscal  year-to-date  period  decreased

0.5  percent  over  the  same  period  last  year.  Comparable  store  sales by division  for the fiscal  year-to-date  period  were down 1.8  percent  for Ann

Taylor and up 1.7 percent for Ann Taylor Loft.



Ann  Taylor  is one of  the  country's  leading  women's  specialty  retailers,

operating  603 stores in 42 states,  the  District of Columbia and Puerto Rico,

and also an Online Store at www.anntaylor.com.
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For more  information,  please  call  (866)  214-2661  to listen to Ann  Taylor

Stores Corporation's monthly sales recording.  No access code is required.



FORWARD-LOOKING STATEMENTS
Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation
Reform Act of 1995. The forward-looking statements may use the words "expect", "anticipate", "plan", "intend", "project", "believe" and similar expressions. These forward-looking statements reflect the Company's current expectations concerning future events, and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company's brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company's Online Store; a significant change in the regulatory environment applicable to the Company's business; an increase in the rate of import duties or export quotas with respect to the Company's merchandise; financial or political instability in any of the countries in which the Company's goods are manufactured; the potential impact of health concerns relating to severe acute respiratory syndrome, particularly on manufacturing operations of the Company's vendors in Asia and elsewhere; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; and other factors set forth in the Company's filings with the SEC. The Company does not assume any obligation to update or revise any forward-looking statements at any time for any reason.
                                     # # #
   Contact:

   Barry Erdos
   Chief Operating Officer
   (212) 541-3318

   Doreen Riely
   Director of Investor Relations
   (212) 541-3484


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